Exhibit 99.1




                                                           FOR IMMEDIATE RELEASE

CONTACTS:
J. Thomas Parmeter
President
Janis Y. Neves
Director of Finance & Administration
(858) 558-6064
info@ppti.com


PROTEIN POLYMER TECHNOLOGIES REPORTS NEW EQUITY INVESTMENT

        SAN DIEGO, April 1, 2005 -- Protein Polymer Technologies, Inc. (OTC Bulletin Board: PPTI), reports today that a small group of institutional and accredited investors committed $4,200,330 for the purchase of an aggregate of 12,728,269 shares of the Company's Common Stock together with warrants for the purchase of an aggregate of approximately 6,364,132 shares of common stock. The common stock was priced at $0.33 per share. Of the committed capital, approximately $1.2 million represents the conversion of short term promissory notes previously issued by the Company.

        Purchasers of the common stock also received warrants to purchase common stock equal to 50% of the number of shares purchased. The warrants are exercisable at any time at an exercise price of $0.50 per share, and expire approximately forty eight months after the close of the offering.

        These securities have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent such registration or any applicable exemption therefrom.

        Protein Polymer Technologies, Inc., is a San Diego-based company focused on developing products to improve medical and surgical outcomes. From its inception in 1988, PPTI has been a pioneer in protein design and synthesis, creating an extensive portfolio of proprietary biomaterials for use in the development of bioactive devices. These genetically engineered biomaterials are high molecular weight proteins, processed into products with physical and biological characteristics tailored to specific clinical performance requirements. Targeted products include urethral bulking agents for the treatment of stress urinary incontinence, dermal augmentation products for cosmetic and reconstructive surgery, surgical adhesives and sealants, scaffolds for wound healing and tissue engineering, and depots for local drug delivery. To date, PPTI has been issued twenty-six U.S. Patents on



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its core technology with corresponding issued and pending patents in key international markets.

        This press release contains forward-looking statements that are based on management's views and expectations. Actual results could differ materially from those expressed here; further, the Company is not obligated to comment specifically on those differences. Risks associated with the Company's activities include raising adequate capital to continue operations, scientific and clinical product development uncertainties, competitive products and approaches, continuing collaborative partnership interest and funding, regulatory testing and approvals, and manufacturing scale-up. The reader is encouraged to refer to the Company's 2004 Annual Report on Form 10-KSB, the Company's quarterly reports on Form 10QSB, and other recent filings with the Securities and Exchange Commission, copies of which are available from the Company, to further ascertain the risks associated with the above statements.